September 26, 1997

          Kemper Target Equity Fund
          222 South Riverside Plaza
          Chicago, Illinois  60606

          Re: Rule 24f-2 for Kemper Target Equity Fund (the "Fund") File No. 33-30876

          Ladies and Gentlemen:

               Reference is made to your Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act") on Form N-1A and all amendments thereto and the Rule 24f-2 Notice ("Notice") to be filed by you with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act for the fiscal year ended July 31, 1997. Reference is also made to the 253,134 shares of the Kemper Retirement Fund Series VII (the "Shares") specified in said Notice as having been sold in reliance upon registration pursuant to Rule 24f-2.

               Assuming that the Fund's Agreement and Declaration of Trust dated August 3, 1988, as amended and restated on June 29, 1989 and September 15, 1994, and as amended on April 7, 1995 and April 22, 1997, and the By-Laws of the Fund adopted November 1, 1989 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on October 27, 1993, April 14, 1994, March 2, 1995 and January 17, 1997 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, it is our opinion that the Shares, the registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the Statement of Additional Information in the Registration Statement of the Fund under the caption "Shareholder Rights"). In rendering this opinion, we have relied upon opinions dated November 8, 1993, April 20, 1994, April 18, 1995 and April 28, 1997 from Ropes & Gray of Boston, Massachusetts and upon an Officer's Certificate executed by the Treasurer of the Fund representing that all Shares of the Fund have been issued at the net asset value determined in accordance with the Fund's prospectus. In addition, we have taken note of the opinion dated May 19, 1997 from Ropes & Gray to the Tax-Exempt New York Money Market Fund.





















          Kemper Target Equity Fund
          September 26, 1997
          Page 2


               This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed pursuant to Rule 24f-2 under the 1940 Act.

                                        Sincerely,



                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ

          DAS/dme